March 4, 2025

Justin Picicci
Chief Financial Officer
RALPH LAUREN CORP
650 Madison Avenue
New York, NY 10022

        Re: RALPH LAUREN CORP
            Form 10-K for the fiscal year ended March 30 , 2024
            File No. 001-13057
Dear Justin Picicci:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Manufacturing